Exhibit 99.2

SNL Financial LC and Subsidiaries
Unaudited Condensed Consolidated Balance Sheet as of June 30, 2015 and December 31, 2014 and the Unaudited Condensed Consolidated Statements of Loss and Comprehensive Loss and Statements of Cash Flows for the six months ended June 30, 2015 and 2014

SNL FINANCIAL LC AND SUBSIDIARIES
TABLE OF CONTENTS

Page
Unaudited Condensed Consolidated Balance Sheet as of June 30, 2015 and December 31, 2014	3

Unaudited Condensed Consolidated Statements of Loss and Comprehensive Loss for the six months ended June 30, 2015 and 2014	4

Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2015 and 2014	5

Notes to the Condensed Consolidated Financial Statements	6-19

SNL Financial LC and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets
As of June 30, 2015 and December 31, 2014
(in thousands)

Assets	2015	2014
Current Assets:
Cash and cash equivalents	$ 14,711	$ 20,187
Accounts receivable, net	11,427	15,888
Prepaid expenses	5,568	6,349
Other current assets	974	1,192
Total current assets	32,680	43,616

Property and equipment, net	22,400	21,936
Capitalized software development costs, net	5,080	4,879
Goodwill	304,016	283,643
Intangible assets, net	154,519	172,108
Other noncurrent assets	10,362	11,915

Total assets	$ 529,057	$ 538,097

Liabilities and Members’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$ 11,148	$ 11,231
Current maturities of long-term debt, net of discount	2,724	2,084
Accrued compensation	16,153	18,043
Current deferred revenue	125,918	125,864
Total current liabilities	155,943	157,222

Long-term debt, net of discount	267,322	266,484
Deferred rent	2,541	2,365
Deferred tax liability	3,284	3,658
Other long-term liabilities	667	3,261
Total liabilities	429,757	432,990

Commitments and contingencies

Members' Equity:
Retained losses	(100,258)	(96,707)
Accumulated other comprehensive losses	(4,660)	(3,936)
Members' interest	204,218	205,750
Total members' equity	99,300	105,107

Total liabilities and members’ equity	$ 529,057	$ 538,097

See notes to condensed consolidated financial statements.

SNL Financial LC and Subsidiaries

Unaudited Condensed Consolidated Statements of Loss and Comprehensive Loss
For the six months ended June 30, 2015 and 2014
(in thousands)

	2015	2014

Revenue, net	$121,414	$108,523

Operating expenses:
Cost of sales (excluding depreciation and amortization)	29,170	28,479
Selling, general, and administrative expenses	37,764	35,525
Product development	27,246	26,824
Depreciation and amortization	21,452	20,111
Total operating expenses	115,632	110,939

Income (loss) from operations	5,782	(2,416)

Loss on extinguishment of debt	—	(3,435)

Interest income	6	12
Interest expense	(7,372)	(7,829)
Other expense, net	(1,063)	(80)
Net loss before income tax	(2,647)	(13,748)

Income tax expense	(904)	(483)
Net loss	(3,551)	(14,231)

Other comprehensive loss:
Foreign currency translation adjustments	(724)	1,277
Total comprehensive loss	$(4,275)	$(12,954)

See notes to condensed consolidated financial statements.

SNL Financial LC and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
For the six months ended June 30, 2015 and 2014
(in thousands)
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,551)	$(14,231)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,452	20,111
Amortization of deferred loan costs	1,199	1,187
Loss (gain) on disposal of assets	(1)	21
Bad debt expense	105	80
Changes in long-term assets and liabilities	237	(668)
Write-off of loan costs related to debt extinguishment	—	3,435
Unit-based compensation expense	893	1,059
Increase in deferred rent	121	119
Other non-cash expense	14	—
Changes in operating working capital:
Receivables	4,726	3,604
Other current assets	994	(342)
Accounts payable	369	(3,543)
Accrued compensation expenses	(1,890)	(1,457)
Deferred revenue	(5,442)	(4,501)
Other current liabilities	(451)	222
Net cash provided by operating activities	18,775	5,096

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for property, plant, and equipment	(3,518)	(3,128)
Additions to capitalized software	(1,106)	(616)
Proceeds from disposal of asset	1	15
Purchases of businesses	(19,478)	(33,195)
Net cash used in investing activities	(24,101)	(36,924)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving loan	9,000	13,000
Proceeds from long-term debt	—	10,000
Principal payments on long-term debt and revolving loan	(7,683)	(21,353)
Distributions to members	(2,094)	(2,729)
Units repurchase	(409)	—
Proceeds from exercise of options	43	2
Net cash used in financing activities	(1,143)	(1,080)

Effect of exhange rate changes on cash and cash equivalents	993	204

Decrease in cash and cash equivalents	(5,476)	(32,704)

Beginning cash and cash equivalents	20,187	38,415
Ending cash and cash equivalents	$14,711	$5,711

Supplemental disclosures of cash flow information:
Interest paid	$7,216	$5,573
Income taxes paid	$2,095	$1,422

See notes to condensed consolidated financial statements.

SNL FINANCIAL LC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands, except per unit data)

1.	OVERVIEW
SNL Financial LC (the Company, SNL and collectively with its subsidiaries) is a global provider of news, data, and analytical tools to five sectors of the global economy: financial services, real estate, energy, media & communications, and metals & mining. The Company delivers information through its suite of web, Excel, mobile, and direct data feed platforms that helps clients, including investment and commercial banks, investors, corporations, and regulators, make decisions, improve efficiency and manage risk.  The Company conducts its business through 23 global offices and is headquartered in Charlottesville, Virginia.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation — The accompanying condensed consolidated financial statements reflect the consolidated accounts of the Company and its wholly owned domestic and foreign subsidiaries. The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, (GAAP). All intercompany balances and transactions are eliminated in consolidation.
The condensed consolidated financial statements are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in the opinion of management all normal recurring adjustments considered necessary for a fair statement of the results of the interim periods have been included. Accordingly, the condensed consolidated financial statements do not include all of the information and notes required for complete annual financial statements and should be read in conjunction with the Company's audited consolidated financial statements and notes for the year ended December 31, 2014, which were prepared in accordance with generally accepted accounting principles as applied to public business entities. The results for interim periods are not necessarily indicative of trends or of results to be expected for a full year.
Use of Estimates — The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make assumptions and estimates that affect the reported amounts of assets, liabilities, revenue and expenses, and the disclosure of contingent assets and liabilities. Areas of the condensed consolidated financial statements subject to such assumptions and estimates include, but not limited to, deferred taxes and fair value of assets acquired and liabilities assumed from acquisitions. These estimates and assumptions are based on information currently available and actual results experienced by the Company may differ from management’s estimates.
Fair Value Measurement — Fair value is defined as the exit price, which is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are classified based on the inputs to the valuation using the following hierarchy, which gives the highest priority to quoted market prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs:
Level 1 – Quoted market prices in active markets for identical assets or liabilities

Level 2 – Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3 – Unobservable inputs that reflect the Company’s own assumptions, which are not corroborated by market data

The classification of fair value measurements within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
Revenue Recognition — The Company recognizes revenue when all four of the following revenue recognition criteria have been met: persuasive evidence of an arrangement exists, products have been delivered or service has been performed, the fee is fixed or determinable, and collection is probable.
Fees for database subscriptions, publication, newsletter, and web hosting are deferred at the time of invoicing, and the revenue is recognized ratably over the terms of the subscriptions. Fees for consulting services are recognized at billable amounts on a time and material basis when such services are rendered. Fees for conferences are deferred at the time of invoicing and the revenue is recognized when services are rendered.
Certain contracts the Company enters into with its customers are multiple-element arrangements that contain software, professional services, and post-contract customer support service. For such arrangements, revenue related to the software and software-related elements is recognized in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 985-605, Software Revenue Recognition. The total price of the arrangement is allocated to each element based on the relative fair value of each element, which is determined by the vendor specific objective evidence (VSOE). As the Company cannot currently establish VSOE for any element in the arrangements due to limited sales history, these arrangements are accounted for as one unit of accounting and revenue is deferred and recognized ratably over the terms of the contracts until software is delivered, services are performed, and the only remaining undelivered element is the post-contract customer support service.
For products delivered through software as a service (SaaS), the total service subscription fees, including initial setup fees, are recognized ratably over the terms of the subscriptions.
The Company collects sales tax from customers and remits the amount to the respective governmental authorities. The Company’s accounting policy is to exclude the sales tax collected and remitted to governmental authorities from revenue.
Cash and Cash Equivalents — All highly liquid financial instruments with maturities at acquisition of three months or less are considered to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value due to their short-term nature. The Company maintains its cash and cash equivalents in bank accounts that, at times, may exceed the federally insured limits. The Company has not experienced any losses in such accounts.
Accounts Receivable — Accounts receivable are carried at original invoice amounts, less an estimate made for doubtful accounts receivable. The Company determines its allowance for doubtful accounts by specifically analyzing individual accounts receivable, historical bad debts, customer creditworthiness, current economic conditions, and accounts receivable aging trends. The estimate made for doubtful accounts receivable is periodically reevaluated and adjusted as more information about the ultimate collectability of accounts receivable becomes available. Upon determination that an account receivable is uncollectible, the account receivable balance is written off. At June 30, 2015 and December 31, 2014, the allowance for doubtful accounts was $23 and $5, respectively.
Capitalized Product Software Development Costs — The Company capitalizes costs associated with the development of application software incurred from the time technological feasibility is established until the software is substantially ready for release. Costs incurred prior to technological feasibility or after general release are expensed as incurred. Software costs capitalized by the Company are amortized over their estimated useful lives, typically three years, beginning when the asset is available for general release to customers. If it is no longer probable that a project will be completed, the Company stops capitalizing the costs associated with it, and conducts impairment testing on the costs already capitalized. Unamortized product software development costs were $4,959 and $4,679 as of June 30, 2015 and December 31, 2014, respectively. For the six months ended June 30, 2015 and 2014, the amortization expense related to capitalized product software development costs was $826 and $541, respectively.
Capitalized Internal-Use Software — The Company capitalizes costs incurred to purchase and install internal-use software. External costs incurred in connection with the development of upgrades or enhancements that result in additional functionality are also capitalized. These capitalized costs are amortized on a straight-line basis over three years beginning when the asset is ready for its intended use. Unamortized capitalized internal-use software was $121 and $200 as of June 30, 2015 and December 31, 2014, respectively. For the six months ended June 30, 2015 and 2014, the amortization expense related to internal-use software was $79 and $90, respectively.
Property and Equipment — Property and equipment are recorded at cost and presented net of depreciation. Depreciation and amortization are calculated on a straight-line basis over the estimated useful lives of assets. Leasehold improvements are amortized over the lesser of their estimated useful lives or the related lease terms. Depreciation is computed using the following estimated useful lives:

Years
Buildings and improvements	27-45
Furniture and fixtures	7
Office equipment	5
Vehicles	5
Computer equipment and software	3

When properties and equipment are sold or retired, their cost and related accumulated depreciation are eliminated from the accounts and the gain or loss is included in “Selling, general, and administrative expenses” in the Condensed Consolidated Statements of Loss and Comprehensive Loss.
Costs associated with repair and maintenance activities are expensed as incurred.
Goodwill — Goodwill is the amount by which the purchase price of acquired net assets in a business acquisition exceeds the fair value of net identifiable assets on the date of purchase. The Company assesses goodwill for impairment at the reporting unit level on December 31 of each year and whenever events or changes in circumstances indicate the carrying value of the asset may not be recoverable. There were no impairment charges recognized for the six months ended June 30, 2015 and 2014.
In performing the impairment test, the Company first considers the option of the qualitative approach provided by ASU 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment.

If the qualitative approach is determined to be not appropriate for current year or it is more likely than not the fair value of a reporting unit is less than its respective carrying value, the Company will proceed with the traditional two-step goodwill impairment assessment. The first step is to compare the fair value of a reporting unit to its carrying value, including goodwill. If the fair value exceeds the carrying value, goodwill is not impaired and no further testing is performed. If the carrying value of a reporting unit exceeds its fair value, step two will be performed to determine the amount of the impairment loss. The loss recognized cannot exceed the carrying amount of goodwill.
The Company uses a discounted cash flow model to determine the fair value of its reporting units. The assumptions used in these models are consistent with those the Company believes hypothetical marketplace participants would use. Although the Company believes its assumptions are reasonable, actual results may vary significantly.
Intangible Assets — Intangible assets consist of acquired customer relationships, trade names, contract backlog, noncompete agreements, favorable lease agreement, and developed technology. Intangible assets are recorded at their estimated fair value on the purchase date. The Company uses third-party valuation specialists in evaluating newly acquired intangibles from significant acquisitions. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management at the time of valuation.
Intangible assets that are deemed to have definite lives are amortized to expense, primarily on a straight-line basis, over their estimated remaining useful lives. The aggregate amortization expense recognized in the six months ended June 30, 2015 and 2014 was $17,551 and $16,948, respectively.
For intangible assets that are determined to have indefinite useful lives, the Company tests for impairment annually, or more frequently if events or circumstances indicate that such assets might be impaired. The impairment test consists of a comparison of the fair value of the indefinite-lived intangible asset with its carrying amount. If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The fair value of the indefinite-lived intangible asset is determined using a discounted future cash flow analysis, and the Company uses assumptions that are consistent with internal projections and operating plans. The Company believes these assumptions are comparable to those that would be used by a market participant. There were no impairment charges recognized for the six months ended June 30, 2015 and 2014.
Valuation of Long-Lived Assets — The Company reviews its long-lived assets, including property and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for any excess of the carrying amount over the fair value of the asset. There were no impairment charges recognized for the six months ended June 30, 2015 and 2014.
Deferred Revenue — Deferred revenue consists of fees billed to customers in advance of the period in which products are provided and services are performed. The majority of the Company’s deferred revenue is for fees received for publications, newsletters, web hosting, database subscriptions and software. For these contracts, the Company recognizes the revenue ratably over the terms of the subscriptions.
Foreign Currency Translation — For all the Company’s foreign subsidiaries, the local currency is designated as the functional currency. Accordingly, assets and liabilities of such subsidiaries are translated into U.S. dollars at the exchange rate in effect at the condensed consolidated balance sheet date, and equity accounts are translated at historical rates. Income and expense items are translated using the weighted-

average exchange rate for the period in which those elements were recognized. The resulting translation adjustments are shown as “Foreign currency translation adjustments” in the Condensed Consolidated Statements of Loss and Comprehensive Loss. For the six months ended June 30, 2015 and 2014, foreign currency translation adjustments resulted in a decrease to members’ equity of $724 and an increase to members’ equity of $1,277, respectively.
Gains and losses arising from foreign currency transactions are recorded in “Selling, general, and administrative expenses” in the Condensed Consolidated Statements of Loss and Comprehensive Loss unless related to intercompany loans, which are recorded in “Other (expense) income, net”. During the six months ended June 30, 2015, the foreign currency transaction losses recorded in “Selling, general, and administrative expenses” and “Other (expense) income, net” were $272 and $1,063, respectively. During the six months ended June 30, 2014, the foreign currency transaction losses recorded in “Selling, general, and administrative expenses” were $367. No gains or losses were recorded to “Other (expense) income, net” during the six months ended June 30, 2014.
Share-Based Compensation — Share-based payments to employees are recognized in the Condensed Consolidated Statements of Loss and Comprehensive Loss based on their estimated grant date fair values, and the expense is recognized over the requisite service period. The Company uses the Black-Scholes option-pricing model to determine the fair value of its option awards at the time of the grant.
Income Taxes — The Company accounts for income taxes in accordance with ASC 740, Income Taxes. Deferred tax liabilities and assets, which are computed on the estimated income tax effect of temporary differences between financial and tax base in assets and liabilities, are determined using the respective country’s tax rate expected to be in effect when taxes are actually paid or recovered. ASC 740 outlines that a valuation allowance to reduce deferred tax assets is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized (defined as a substantiated likelihood of more than 50%).
The Company establishes reserves for income taxes when, despite the belief that its tax positions are fully supportable, it believes that its positions may be challenged and disallowed by various tax authorities. The consolidated tax provisions and related accruals include the impact of such reasonably estimable disallowances as deemed appropriate. To the extent that the probable tax outcome of these matters changes, such changes in estimates will impact the income tax provision (benefit) in the period in which such determination is made. ASC 740 requires a company to recognize the financial statement effect of a tax position when it is more-likely-than-not that based on the technical merits of the position, the position will be sustained upon examination. See Note 8 for discussion on uncertain tax positions.
Tax filings for various periods are subject to audit by tax authorities in most jurisdictions where the Company conducts business. These audits may result in assessments of additional taxes that are resolved with the authorities or through the courts. The Company has provided for taxes for uncertain tax positions where assessments have been received and the more likely than not threshold is not met. The Company classifies interest and penalties related to uncertain tax positions as income taxes in the financial statements.
Concentrations — As of June 30, 2015 and December 31, 2014, the top five customers with the highest accounts receivable balances represented 16% of net accounts receivable. The Company has not experienced significant losses related to accounts receivable.
The Company earned approximately 87% of its total revenue from customers based in the United States during the six months ended June 30, 2015, compared with 89% during the six months ended June 30, 2014.

Comprehensive Loss — Comprehensive loss is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Accumulated other comprehensive loss for the six months ended June 30, 2015 and 2014 consisted of foreign currency translation losses.
Self-Funded Medical Plans — The Company maintains self-funded medical insurance for its employees based in the United States. Self-funded medical plans include a health maintenance organization, a preferred provider organization, and point-of-service health care. The Company records an incurred but unpaid claim liability for self-funded medical plans in the “Accounts payable and accrued expenses” line of the Condensed Consolidated Balance Sheets. This estimate is based on claims and enrollment data provided by the healthcare provider.
New Accounting Pronouncements — In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs be presented in the balance sheet as a direct reduction of the related debt liability, in a manner consistent with the presentation of debt discounts. The new guidance should be applied on a retrospective basis. For nonpublic entities, ASU No. 2015-03 is effective for annual reporting periods beginning after December 15, 2015, and interim reporting periods within annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The Company does not expect the adoption of the update will have a material impact on the Company’s condensed consolidated financial statements.

3.	ACQUISITIONS
2015 Acquisitions
Perr&Knight Acquisition
On April 16, 2015, the Company acquired the defined assets and liabilities associated with Perr&Knight, Inc. (Perr&Knight), an insurance support service provider, for $18,978 in cash. As part of the acquisition, the Company acquired $345 of accounts receivable and assumed $2,906 of deferred revenue of Perr&Knight. The Perr&Knight acquisition further diversified the product offering of the Company. The Perr&Knight acquisition is considered to be a business based on the criteria outlined in ASC 805, Business Combinations.
The initial accounting for this acquisition is not complete as the evaluation necessary to assess the fair values of the assets acquired and liabilities assumed is still in process. The primary areas that are not yet finalized include the determination of the fair value of intangibles and deferred revenue.
The Company recognized $275 of acquisition-related costs during the six months ended June 30, 2015. These costs are included in “Selling, general, and administrative expenses” in the Condensed Consolidated Statements of Loss and Comprehensive Loss.
Datagy Acquisition
On January 26, 2015, the Company acquired the defined assets associated with the Datagy business of GBL Financial Software, Inc. for $500 in cash. Datagy provides its customers with bank and thrift institution reports and financial information. This acquisition is considered an asset acquisition as it does not meet the business combination criteria outlined in ASC 805, Business Combinations.
2014 Acquisitions

IntierraRMG Acquisition
On January 6, 2014, the Company acquired 100% of the outstanding shares of IntierraRMG Pty Limited (IntierraRMG) for $21,563 in cash. IntierraRMG is a provider of mining databases, mining reports, consulting services and mine maps to the global mining industry. The acquisition of IntierraRMG will expand the Company’s portfolio of products for the metals and mining industry. The IntierraRMG acquisition is considered to be a business based on the criteria outlined in ASC 805, Business Combinations. As a result, the Company is required to recognize the assets acquired and liabilities assumed at fair value as of January 6, 2014. The following table represents the purchase price allocation:

Current assets:
Cash	$1,459
Accounts receivable	1,551
Other current assets	253
Fixed Assets	61
Deferred tax assets	623
Other assets	37

Current liabilities:
Accounts payable	(375)
Accrued expenses	(271)
Unearned revenue	(2,298)
Accrued compensation	(785)
Other current liabilities	(310)
Deferred tax liabilities	(2,986)

Net Assets acquired	(3,041)

Definite-lived intangible assets acquired	10,686
Goodwill	13,918

Total purchase price	$21,563

Identifiable intangibles include trade name of $313, customer relationships of $2,146, technology of $1,431, database of $5,812 and non-compete agreements of $984. The goodwill arising from the acquisition primarily consists of synergies expected from combining the operation of IntierraRMG and the Company. The goodwill recognized in the acquisition is deductible for tax purposes.
The Company recognized $587 of acquisition-related costs during the six months ended June 30, 2014. These costs are included in “Selling, general, and administrative expenses” in the Condensed Consolidated Statements of Loss and Comprehensive Loss.
iPartners Acquisition

On January 9, 2014, the Company acquired the defined assets and liabilities associated with iPartners, LLC (iPartners) for $11,511 in cash and contingent payments up to $1,905. The fair value of the contingent consideration was determined to be $930 at the acquisition date. As the result of the acquisition, $5 of preexisting liability recognized by the Company was settled. iPartners is a provider of business intelligence solutions to property and casualty and life insurance companies. The acquisition further diversified the product offering of the Company. The iPartners acquisition is considered to be a business based on the criteria outlined in ASC 805, Business Combinations. As a result, the Company is required to recognize the assets acquired and liabilities assumed at fair value as of January 9, 2014. The following table represents the purchase price allocation:

Current assets:
Accounts receivables	$539
Prepaids	97
Deposits	10
Fixed Assets	185
Current liabilities:
Accrued expenses	(13)
Unearned revenue	(400)

Net Assets acquired	418

Definite-lived intangible assets acquired	3,150
Goodwill	8,868

Total purchase price	$12,436

Identifiable intangibles include trade name of $800, customer relationships of $700, technology of $450 and noncompete agreements of $1,200. The goodwill arising from the acquisition primarily consists of synergies expected from combining the operation of iPartners and the Company. The goodwill recognized in the acquisition is deductible for tax purposes.
The Company recognized $73 of acquisition-related costs during the six months ended June 30, 2014. These costs are included in “Selling, general, and administrative expenses” in the Condensed Consolidated Statements of Loss and Comprehensive Loss.

4.	PROPERTY AND EQUIPMENT

Property and equipment, as well as accumulated depreciation and amortization associated with leasehold improvements, as of June 30, 2015 and December 31, 2014, are as follows:

	June 30, 2015	December 31, 2014
Leasehold improvements	$11,100	$10,931
Computer equipment and software	15,184	13,656
Building and improvements	2,739	2,671
Land improvements	1,186	1,188
Furniture and fixtures	2,732	2,704
Office equipment	1,158	1,081
Vehicles	49	22
	34,148	32,253
Less accumulated depreciation and amortization	(13,613)	(10,697)
	20,535	21,556
Construction in progress	1,865	380
Property and equipment, net	$22,400	$21,936

Depreciation expense, including amortization expense of leasehold improvements, was $2,996 and $2,473 for the six months ended June 30, 2015 and 2014, respectively. Depreciation expense is included in “Depreciation and amortization” in the Condensed Consolidated Statements of Loss and Comprehensive Loss.
For the six months ended June 30, 2015 and 2014, SNL recognized $1 of gain and $21 of loss on disposal of assets, respectively. The gain or loss on disposal of assets is included in “Selling, general, and administrative expenses” in the Condensed Consolidated Statements of Loss and Comprehensive Loss.

5.	GOODWILL

The following tables present the Company’s goodwill as of June 30, 2015 and December 31, 2014, respectively:

	Goodwill as of 1/1/2015	Additions	Effect of foreign currency translation	Goodwill as of 6/30/15
Financial Institutions	$178,920	$21,539	$—	$200,459
Software	10,183	—	—	10,183
Energy	35,129	—	—	35,129
Real Estate	18,910	—	—	18,910
Media and Communications	18,976	—	—	18,976
European Financial Institutions	2,722	—	—	2,722
Knowledge Center	955	—	—	955
Metals and Mining	17,848	—	(1,166)	16,682
Total	$283,643	$21,539	$(1,166)	$304,016

	Goodwill as of 1/1/2014	Additions	Effect of foreign currency translation	Goodwill as of 12/31/2014
Financial Institutions	$178,920	$—	$—	$178,920
Software	1,315	8,868	—	10,183
Energy	35,129	—	—	35,129
Real Estate	18,910	—	—	18,910
Media and Communications	18,976	—	—	18,976
European Financial Institutions	2,722	—	—	2,722
Knowledge Center	955	—	—	955
Metals and Mining	5,552	13,918	(1,622)	17,848
Total	$262,479	$22,786	$(1,622)	$283,643

The goodwill addition during 2015 in the table above relates to the April 2015 acquisition of Perr&Knight discussed in Note 3, “Acquisitions”. The goodwill recognized associated with the Perr&Knight acquisition is preliminary as the purchase price allocation is not finalized and is subject to adjustment when the valuation analysis is complete. Effect of foreign currency translation is related to the goodwill arising from the 2012 Metals Economics Group acquisition and the IntierraRMG acquisition, which were recorded in Canadian dollars and Australian dollars, respectively.

6.	LONG-TERM DEBT

Long-term debt as of June 30, 2015 and December 31, 2014 consists of the following:

	2015	2014
Term Loan, net of discount	$268,046	$268,568
Revolving Loan	2,000	—
Total	270,046	268,568
Less current portion of long-term debt, net of discount	(2,724)	(2,084)
Long-term debt, net of discount	$267,322	$266,484

On January 21, 2014, the Company amended and restated its credit facility entered into on October 23, 2012 (the Refinancing). The amended facility consists of a $279,236 term loan (New Term Loan) and a $30,000 revolving credit facility (New Revolver Loan). The proceeds from the Refinancing were used to pay off the outstanding old term loan (2012 Credit Facility) of $269,236, unpaid interest expense and to finance the IntierraRMG acquisition. The New Term Loan matures on October 23, 2018 and the New Revolver Loan matures on October 23, 2017.
Under the New Term Loan, the Company is required to make scheduled mandatory principal installments quarterly and a mandatory prepayment subsequent to the end of each fiscal year based on the Company’s excess cash flows, calculated as 50% of the Excess Cash Flows, as defined by the amended and restated credit agreement. The excess cash flow prepayment is first applied against the scheduled first four quarterly principal installments following the date of prepayment and then pro rata against the remaining scheduled principal installments. During the six months ended June 30, 2014, the Company made principal payments on the New Term Loan of $9,353, consisting of $698 of scheduled principal installment and $8,655 of excess cash flow principal prepayment. The excess cash flow principal prepayment has been applied against the four scheduled quarterly principal installments subsequent to June 30, 2014 and applied pro rata against the remaining scheduled principal installments. As a result, the revised mandatory quarterly principal installment is $683 starting from the second quarter of 2015. During the six months ended June 30, 2015, the Company made $683 of scheduled principal installment on the New Term Loan.
The Company can elect the borrowing type under the New Term Loan to be either ABR borrowing or Eurodollar borrowing. ABR borrowing bears interest at a rate equal to the Alternate Base Rate plus an applicable margin. Eurodollar borrowing bears interest at a rate equal to the adjusted London Interbank Offered Rate (LIBOR) for the interest period plus an applicable margin. The Alternate Base Rate is determined by reference to the greatest of the Prime Rate, the federal funds effective rate plus 1/2 of 1.00% or one-month Adjusted LIBOR plus 1.00%. The Adjusted LIBOR is the product of the LIBOR for such interest period and Statutory Reserve subject to a floor of 1.00%. The applicable margin is 2.50% and 3.50% for ABR borrowing and Eurodollar borrowing, respectively. The weighted average interest rate for the borrowings under the New Term Loan was 4.50% and 4.61% for the six months ended June 30, 2015 and 2014, respectively.
The Company can elect the borrowing under the New Revolver Loan to be either ABR borrowing or Eurodollar borrowing. ABR borrowing bears interest at a rate equal to the Alternate Base Rate plus an applicable margin. Eurodollar borrowing bears interest at a rate equal to the adjusted London Interbank Offered Rate (LIBOR) for the interest period plus an applicable margin. The Alternate Base Rate is determined by reference to the greatest of the Prime Rate, the federal funds effective rate plus 1/2 of 1.00% or one-month Adjusted LIBOR plus 1.00%. The Adjusted LIBOR is the product of the LIBOR for such interest period and Statutory Reserve, subject to a floor of 1.00% to 1.25%. The applicable margin for ABR borrowing is 2.00% to 3.25%, based upon the leverage ratio as of the date of determination. The applicable margin for Eurodollar borrowing is 3.00% to 4.25%, based upon the leverage ratio as of the date of determination. The weighted average interest rate for the borrowings under the New Revolver Loan was 5.42% and 5.79% for the six months ended June 30, 2015 and 2014, respectively.
The Company is required to pay a commitment fee equal to 0.50% per annum on the daily unused commitments of the revolver loan during the preceding quarter, and an annual $125 administrative fee payable due on October 23 of each year.
Transaction costs incurred in connection with the Refinancing were accounted for in accordance with ASC 470, Debt. The total transaction costs incurred were $1,011, of which $810 was capitalized and recorded in “Other Assets” in the Condensed Consolidated Balance sheets. As a result of the Refinancing, the Company wrote off $3,435 of unamortized deferred transaction costs and original issuance discount associated with the 2012 Credit Facility. This write-off is included in “Loss on extinguishment of debt” in the Condensed Consolidated Statements of Loss and Comprehensive Loss. The remaining $8,941 unamortized deferred transaction costs and $1,609 unamortized original issuance discount (OID) associated with the 2012 Credit Facility and the capitalized transaction costs associated with the Refinancing were allocated to the Term Loan and the Revolver Loan. The transaction costs and OID are being amortized to interest expense over the Term Loan’s and the Revolver Loan’s respective terms using the effective interest method and straight-line method, respectively.
Amortization of the transaction costs for the Refinancing was $1,038 and $905, during the six months ended June 30, 2015 and 2014, respectively, and is included in “Interest expense” in the Condensed Consolidated Statements of Loss and Comprehensive Loss. The unamortized deferred transaction costs were $6,787 and $7,826 at June 30, 2015 and December 31, 2014, respectively. Amortization of OID was $161 and $139 for the six months ended June 30, 2015 and 2014, respectively, and is included in “Interest expense” in the Condensed Consolidated Statements of Loss and Comprehensive Loss. The unamortized OID was $1,154 and $1,314 at June 30, 2015 and December 31, 2014, respectively.
Amortization of the transaction costs and OID related to the 2012 Credit Facility during 2014 before the Refinancing was $120 and $22, respectively, and was included in “Interest expense” in the Condensed Consolidated Statements of Loss and Comprehensive Loss.
The Company is subject to a Maximum Leverage Ratio, as defined by the credit agreement, if the Revolver Loan is outstanding for more than 15 days in a given quarter. The required Maximum Leverage Ratio was 5.00:1.00 at June 30, 2015. The Company calculated its Leverage Ratio to be 3.26:1.00 at June 30, 2015. Management believes the Company is in compliance with all loan covenants at June 30, 2015.

7.	FAIR VALUE OF ASSETS AND LIABILITIES
The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term maturities of these instruments. The carrying value of outstanding long-term debt approximates fair value based on currently available market rates.
The Company also measures certain assets, including indefinite intangible assets and long-lived assets, at fair value on a nonrecurring basis. These assets are recognized at fair value when initially valued and when deemed impaired.

8.	INCOME TAXES

The Company is a limited liability company taxed as a partnership for U.S. income tax purposes, and as such, U.S. taxable income and other items are passed through to its members. The Company is only subject to certain local U.S. and foreign income taxes. The Company’s subsidiaries are pass-through entities for federal income tax purposes with the exception of three subsidiaries. One U.S. subsidiary is subject to corporate income tax and two foreign subsidiaries are not disregarded for federal income tax purposes. The Company recognized a total tax expense of $904 and $483 during the six months ended June 30, 2015 and 2014, respectively, mainly related to foreign subsidiaries subject to income taxes in their respective local jurisdictions and New York City unincorporated business tax.

The effective income tax rate for the Company was (34.2%) and (3.5%) for the six months ended June 30, 2015 and 2014, respectively. The decrease in the effective tax rate is primarily the result of the Company’s financial performance improving during 2015 compared to the same period in 2014 offset by an increase in earnings in foreign jurisdictions with higher tax rates.

There is no significant change in the Company’s uncertain tax positions since December 31, 2014.

9.	MEMBERS’ INTERESTS
During the six months ended June 30, 2015 and 2014, the Company distributed $2,094 and $2,729 to its members for tax purposes, respectively.
Total compensation expense for Class A voting units was $536 and $810 for the six months ended June 30, 2015 and 2014, respectively. As of June 30, 2015, the total remaining unrecognized compensation expense related to non-vested Class A voting units net of estimated forfeitures was $821, which will be recognized over a weighted-average remaining requisite service period of 0.95 years.
For Class P units, the compensation expense was $44 and $46 for the six months ended June 30, 2015 and 2014, respectively. As of June 30, 2015, the total remaining unrecognized compensation expense related to nonvested Class P units net of estimated forfeitures was $101, which will be recognized on a straight-line basis over a weighted-average remaining requisite service period of 1.15 years.

10.	UNIT-BASED INCENTIVE PLAN
On August 17, 2011, the Company adopted a unit-based incentive plan (Unit Incentive Plan) allowing the Board to grant Class A nonvoting unit options to its employees, directors, and consultants. Total compensation expense for Class A nonvoting options was $313 and $203 for the six months ended June 30, 2015 and 2014, respectively.
During the six months ended June 30, 2015 and 2014, the Company granted 49 and 25, respectively, Class A nonvoting unit options with a weighted-average grant date fair value of exercise price of $24.11 and $28.29, respectively.
As of June 30, 2015, the total remaining unrecognized compensation expense related to nonvested Class A options, net of estimated forfeitures, was $2,358. The compensation expense will be recognized on a straight-line basis over a remaining weighted-average requisite service period of 3.85 years.

11.	RELATED PARTY TRANSACTIONS
One of the members of the Company holds equity interests in an accounting firm that provides certain tax services to the Company. The Company recognized tax fees of $84 and $15 related to this accounting firm for the three months ended June 30, 2015 and 2014, respectively. For the six months ended June 30, 2015 and 2014, the Company recognized tax fees of $262 and $236, respectively. These costs are included in “Selling, general, and administrative expenses” in the Company’s Condensed Consolidated Statements of Loss and Comprehensive Loss.
During May 2012, certain executives of the Company along with other investors became members of a holding company that purchased a $46,800 note (Note) from the Company’s majority Class A voting unit holders. The Note pays interest at the greater of an average LIBOR rate, as defined by the Note agreement, at the end of each calendar quarter, or 1.50% plus a margin of 6.75%. Principal and interest payments are not required until the Note’s maturity date on May 30, 2018.

12.	SUBSEQUENT EVENTS
Merger with McGraw Hill Financial Inc. –– On July 24, 2015, the Company entered into an agreement and plan of merger (Merger Agreement) with McGraw Hill Financial Inc. (MHFI) to sell all of the issued and outstanding equity interests in the Company for $2.225 billion in cash, subject to working capital adjustments. The Merger Agreement closed on September 1, 2015.
The Company performed a review for subsequent events through September 1, 2015, the date the condensed consolidated financial statements were available for issuance.
******